Exhibit 99.9

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Amendment No. 1 to Registration Statement on Form S-4, to which this consent is an exhibit, filed by Independent Bank Group, Inc. (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of December 9, 2019, by and between the Registrant and Texas Capital Bancshares, Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	March 6, 2020

By:	/s/ David S. Huntley
Name: David S. Huntley